                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential,  for  Use  of  the Commission  Only (as permitted by Rule
         14a-6(e)(2))
[   ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[ X ]    Soliciting Material Pursuant to Sec. 240.14a-12

                           Templeton Dragon Fund, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[ X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1.   Title of each class of securities to which transaction applies:

          2.   Aggregate number of securities to which transaction applies:

          3.   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4.   Proposed maximum aggregate value of transaction:

          5.   Total fee paid:

[  ] Fee paid previously with preliminary proxy materials.

[  ] Check box if  any  part of the fee is offset as provided  by  Exchange  Act
     Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid  previously.  Identify the previous filing by  registration  statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  ------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  ------------------------------------------------------------

         3)       Filing Party:

                  ------------------------------------------------------------

         4)       Date Filed:

                  ------------------------------------------------------------

[GRAPHIC OMITTED]                                       One Franklin Parkway
                                                        San Mateo, CA 94403-1906

                                                        tel  650/312.2000
                                                        franklintempleton.com

--------------------------------------------------------------------------------

From:             Franklin Templeton Investments
                  Contact:  Lisa Gallegos
                  Tel:  (650) 312-3395
                  franklintempleton.com
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            FRANKLIN TEMPLETON AND THE BOARD OF TEMPLETON DRAGON FUND
           STRONGLY OPPOSE THE HARVARD COLLEGE PRESIDENT AND FELLOWS'
                SHAREHOLDER PROPOSAL TO REMOVE INVESTMENT MANAGER

San Mateo,  CA,  December  11,  2002 -  Franklin  Templeton  Investments,  whose
Templeton Asset  Management unit manages  Templeton Dragon Fund (the Fund) today responded  to a  proposal  submitted  by the  President  and  Fellows of Harvard
College  for the Fund's  2003 annual  meeting of  shareholders,  calling for the termination  of the  investment  management  agreement  between the Fund and the manager.  The  following is a statement  by Franklin  Templeton  Investments  in response to that proposal:

"Franklin Templeton  Investments  strongly opposes the Harvard College President and Fellows' proposal. Templeton Asset Management's primary job is to manage the
Fund's assets, and it has achieved strong relative  performance - a fact Harvard does not dispute.  Based on Harvard's  statements and on conversations that Fund management has had with Harvard  representatives,  we believe Harvard's proposal is a tactic aimed at imposing a self-serving,  short-term  agenda on the Fund by trying to influence the Board of Directors of the Fund to pursue  open-ending or to take other actions which would benefit Harvard,  but could deplete the Fund's assets to the detriment of the Fund's long-term investors."

"According to Lipper  Analytical  Services,  the Fund was the top ranked Pacific
Region fund of the six in its Lipper category based on both market price and net asset value for the six-month,  year-to-date,  one- and three-year periods ended
November 30, 2002.  It ranked  second out of six funds based on market price for the five-year period ended November 30, 2002, and third for the period since its
September 1994 inception. We find it troubling that the President and Fellows of
Harvard  College want to remove the  investment  manager who is producing  these solid results."

"Harvard's  complaint  about the  manager is that the Fund's  shares  trade at a discount to net asset value.  However,  as we have  pointed  out, the  manager's primary focus must be on managing the Fund's investment portfolio, not on trying to eliminate the  discount,  which is the result of market forces not within the manager's control.  Based on Harvard's  statements and on conversations  between
Fund  management  and  Harvard  representatives,  we  see  the  Harvard  College
President  and  Fellows'  proposal  as a  pressure  tactic  to cause the Fund to open-end or to engage in substantial share buy-backs at net asset value in order to reduce the  discount and give Harvard  greater  liquidity in the  short-term, regardless of the cost to long-term shareholders.  Our view is further supported by the fact that Harvard has acquired substantial  shareholdings at, we believe, significant  discounts  to net asset  value in at least  four  other  closed-end emerging  markets  funds and later made,  or  threatened  to make,  proposals to terminate the investment management  agreement,  citing in certain instances the
`discount' as a reason for its actions."

"Although  conversion to an open-end fund or substantial share buy-backs,  at or near net asset value,  could eliminate or produce a short-term  narrowing of the discount,  the Board of the Fund must consider whether these actions may be more in the interests of shareholders  seeking  short-term profits than those seeking long-term capital appreciation. In less liquid markets, a closed-end fund can be managed with a view toward  achieving  long-term  portfolio  returns without the need to provide short-term liquidity in its investments, which is one of the key advantages of a closed-end fund."

"The Fund's Board of Directors,  in addition to overseeing the manager's  strong relative  investment  performance,  is also  focused  on the market  price.  For instance,  early  this year the Board  announced  two  tender  offers to provide liquidity and to address the discount,  one of which has been  completed.  These actions followed an open-market share repurchase  program instituted in 1997 and a managed distribution policy implemented in 1998. The discount now has lessened considerably and stood at 10.10% on December 10, 2002. This amount is within the range of those experienced by the Fund's Lipper peer group."

"The Board of  Directors  of the  Templeton  Dragon Fund has  informed  Franklin
Templeton  that it also  strongly  opposes the  Harvard  College  President  and
Fellows'  proposal to terminate the Fund's investment  management  agreement and remains  committed  to  pursuing  the  best  interests  of  all  of  the  Fund's shareholders in accordance with the Fund's stated investment objective."

                                    --------

Templeton  Dragon  Fund  intends  to  file  relevant  materials  with  the  U.S.
Securities and Exchange Commission ("SEC"), including a proxy statement. Because those documents contain important information,  shareholders of Templeton Dragon
Fund are urged to read them,  when they  become  available.  When filed with the
SEC,  they  will be  available  for  free  at the  SEC's  website,  www.sec.gov.
Shareholders  can also  obtain  copies  of these  documents  and  other  related documents,  when  available,  for  free  by  calling  Templeton  Dragon  Fund at
1-800/342-5236.

Templeton  Dragon Fund,  its directors and executive  officers and certain other
persons,   may  be  deemed  to  be  participants  in  Templeton   Dragon  Fund's
solicitation of proxies from its  shareholders.  Information about the directors is set forth in the proxy  statement  for  Templeton  Dragon  Fund's 2002 annual meeting of shareholders.  Participants in Templeton  Dragon Fund's  solicitation may also be deemed to include the following  executive officers or other persons whose  interests  in  Templeton  Dragon Fund may not be  described  in the proxy
statement  for  Templeton  Dragon  Fund's  2002  annual  meeting:   Mark  Mobius
(President and C.E.O. - Investment  Management);  Jimmy D. Gambill  (Senior Vice
President  and C.E.O.  - Finance and  Administration);  Charles B. Johnson (Vice
President);  Rupert H.  Johnson,  Jr.  (Vice  President);  Harmon E. Burns (Vice
President);  Martin L.  Flanagan  (Vice  President);  Jeffrey A.  Everett  (Vice
President);  Gregory E. Johnson  (President - Office of the President,  Franklin
Resources,  Inc.);  John R.  Kay  (Vice  President);  Murray  L.  Simpson  (Vice
President  and  Asst.  Secretary);  David P.  Goss  (Vice  President  and  Asst.
Secretary);  Barbara J. Green (Vice President and Secretary);  Michael O. Magdol
(Vice  President - AML  Compliance);  Bruce S.  Rosenberg  (Treasurer  and Chief
Financial Officer); and Holly Gibson Brady (Director of Corporate Communications
- Franklin Resources, Inc.).

As of the  date  of  this  communication,  none  of the  foregoing  participants individually,  or as a group,  beneficially  own in  excess  of 1% of  Templeton
Dragon  Fund's  common  stock.  Except as disclosed  above,  to the knowledge of
Templeton  Dragon Fund, none of its respective  directors or executive  officers have any interest,  direct or indirect,  by security  holdings or otherwise,  in
Templeton Dragon Fund.

Shareholders may obtain  additional  information  regarding the interests of the participants  by reading the proxy  statement of  Templeton  Dragon Fund when it becomes available.

                                      # # #